UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

(Amendment No. 1)

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 30, 2009

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05     Costs Associated with Exit or Disposal Activities

On February 3, 2009, the Registrant announced a cost reduction initiative that includes a workforce reduction that combines both voluntary and involuntary terminations and will affect about 10% of its salaried staffing worldwide.  The Registrant also announced that in addition to the workforce reduction, it was freezing salaries, and significantly reducing other operating and overhead expenses.  Together these planned actions will reduce the Registrant’s total expenses on an annualized basis by approximately $27 million.

         The Registrant announced at that time that the total cash severance charge of this cost reduction initiative is expected to be approximately $2.5 million. The Registrant announced that it was currently assessing the impact of the related severance costs on the first quarter 2009 earnings in accordance with Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and SFAS No. 112, Employers' Accounting for Postretirement Benefits, and would provide this information when it is available.

          On March 24, 2009, the Registrant concluded that it would take approximately $3.0 million of severance charges in the first quarter of 2009 in connection with this cost reduction initiative.  The approximately $3.0 million charge is higher than the Company's initial estimate due to additional terminations in the first quarter of 2009 that were not anticipated at the time the initial estimate was made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

		By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date:	March 27, 2009

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